Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2013 relating to the financial statements and financial statement schedule, which appears in Baxano Surgical, Inc.'s (previously known as TranS1 Inc.) Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the incorporation by reference of our report dated March 5, 2013 relating to the financial statements of Baxano, Inc., which appears in the Current Report on Form 8-K/A of Baxano Surgical, Inc. dated May 30, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
September 19, 2013